Exhibit 10.16

(English Translation)

Technological Cooperation Agreement

Where as:

Shenzhen ShengTai Industrial Co., LTD (Hereinafter "the Company")

And

University of Electronic Science and Technology of China (Hereinafter "the University")

The Company and the University herein agree and sign as follow:

With the rapid growth of the LCD TV market, the market of power supply products for LCD TV is also boosting up, and Shenzhen ShengTai Industrial Co., Ltd. is one of the pioneers which is engaging in research and development of the power supply market for LCD TV. University of Electronic Science and Technology of China is one of the most famous universities in China, providing strong capability of scientific research and high quality talents, which has made a series of outstanding achievements in the fields of multimedia technology, HDTV Technology, Information Technology, and Optics Technology and so on. The university may offer strong support in the areas of advanced technologies with its own multimedia and HDTV technological laboratories. Under the principle of advantage reinforcing, resource sharing, reciprocity and mutual benefit, the Company and the University herein agree and sign as follow:

1.     Main contents of cooperation

a.     The University should continuingly make the best effort to technology innovation, study new technologies, develop new products in the domain of power supply for LCD TV, and the new technology and products should be put into practice and industrialized by the Company.

b.     Unless especially indicated, intellectual properties that are created during the cooperation will be owned by both parties. Any party should not unilaterally generalize, transfer and publish.

c.     The University should arrange experts and technicians to give lectures and carry out technological intercommunion for the Company in accordance with the actual need.

d.     The University should do its endeavor to solve the technical problems for the Company during design, research and manufacture activities.

e.     The University may recommend its excellent graduates to serve the Company, and under the same qualifications, the Company should select candidates from the second part with the first priority.

f.     Any material technical projects, which need additional capital investment, should be discussed and decided in accordance by both parties.

2.     Main terms and effectiveness

a.     The cooperation agreement will be lastingly effective. Both parties may terminate this agreement by neighborly negotiation in case of one party need to end this contract for any certain reasons.

b.     This agreement has two duplicates and will be effective after the signature of both parties.

Shenzhen ShengTai Industrial Co., Ltd.
By: ____________________________________
[Company Representative Signature]
Title: ___________________________________
Address: Building 9, Xinhe New Industrial Park Fuyong Township, Bao An District Shenzhen,
China 518004
Representative: Zou Derong
Date: October 15th , 2004

University of Electronic Science and Technology of China
By: _________________________________
Address: No 4, Segment 2 Jianshe North Road, Chengdu City Sichuan Province, China 610054
Representative: Zhong Chaowei
Date: October 15th , 2004